EXHIBIT 3.1
Amendment to By-laws
1. Article III, Section 2, is hereby deleted in its entirety and replaced with the following:
“Section 2. Election. Officers of the Company shall be elected annually by the Board of Directors.”
2. Article III, Section 11 is hereby deleted in its entirety and replaced with the following:
“Section 11. The Treasurer. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned to the Treasurer by the Board of Directors or the Chief Executive Officer. In addition, subject to the direction of the Board of Directors, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories, to disburse such funds, to make proper accounts of such funds, and to render statements of all such transactions and of the financial condition of the Corporation.”